MC-245133

Certificate Of Incorporation

*I, V. **DAPHENE WHITELOCKE** Assistant Registrar of Companies of the Cayman Islands DO HEREBY CERTIFY, pursuant to the Companies Law CAP. 22, that all requirements of the said Law in respect of registration were complied with by*

Vantage Driller VI Co.

an Exempted Company incorporated in the Cayman Islands with Limited Liability with effect from the 8th day of September Two Thousand Ten

Given under my hand and Seal at George Town in the Island of Grand Cayman this 8th day of September Two Thousand Ten

REGISTRAR OF COMPANIES
EXEMPTED
CAYMAN ISLANDS

Assistant Registrar of Companies,
Cayman Islands.